Columbia Funds Series Trust - Annual N-SAR report for the period ending 8/31/09

Columbia California Tax-Exempt Reserves
Columbia Cash Reserves
Columbia Connecticut Municipal Reserves
Columbia Daily Cash Reserves
Columbia Government Plus Reserves
Columbia Government Reserves
Columbia Massachusetts Municipal Reserves
Columbia Money Market Reserves
Columbia Municipal Reserves
Columbia New York Tax-Exempt Reserves
Columbia Tax-Exempt Reserves
Columbia Treasury Reserves
(the "Funds")

77B Report of Independent Registered Public Accounting Firm

To the Trustees and Shareholders of Columbia Funds Series Trust

In planning and performing our audit of the financial statements of Columbia Tax Exempt Reserves, Columbia Cash Reserves, Columbia Treasury Reserves, Columbia New York Tax-Exempt Reserves,
Columbia California Tax Exempt Reserves, Columbia Government Reserves, Columbia Municipal Reserves, Columbia Money Market Reserves, Columbia Daily Cash Reserves, Columbia Government
Plus Reserves, Columbia Connecticut Municipal Reserves, and Columbia Massachusetts Municipal Reserves (each a series of Columbia Funds Series Trust and hereafter collectively referred to as the "Funds") as of and for the year ended August 31, 2009, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Funds' internal control over financial reporting.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A fund's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and trustees of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds' annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2009.




This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
October 22, 2009


Item 77E - Legal Proceedings:

Columbia Nations Funds

As of October 2009

Columbia Management Advisors, LLC and Columbia Management Distributors, Inc. (collectively, the "Columbia Group") are subject to a settlement agreement with the New York Attorney
General ("NYAG") (the "NYAG Settlement") and a settlement order with the SEC (the "SEC Order") on matters relating to mutual fund trading, each dated February 9, 2005. Under the terms of the SEC Order, the Columbia Group (or predecessor or affiliated entities) agreed, among other things, to: pay disgorgement and civil money penalties collectively totaling $375 million; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; maintain certain compliance and ethics oversight structures; and retain an independent consultant to review the Columbia Group's applicable supervisory, compliance, control and other policies and procedures. The NYAG Settlement, among other things, requires Columbia Management Advisors, LLC and its affiliates to reduce management fees for certain funds in the Columbia family of mutual funds in a projected total of $160 million over five years through November 30, 2009 and to make certain disclosures to investors relating to expenses. In connection with the Columbia Group providing services to the Columbia Funds, the Columbia Funds have voluntarily undertaken to implement certain governance measures designed to maintain the independence of their boards of trustees and certain special consulting and compliance measures.

Pursuant to the SEC Order and related procedures, the $375 million in settlement amounts described above, of which approximately $90 million has been earmarked for certain Columbia Funds and their shareholders, is being distributed in accordance with a distribution plan developed by an independent distribution consultant and approved by the SEC on December 27, 2007. Distributions under the distribution plan began in mid-June 2008.

Civil Litigation

In connection with the events that resulted in the NYAG Settlement and SEC Order, various parties filed suits against Bank of America Corporation and certain of its affiliates, including Banc of America Capital Management, LLC ("BACAP," now known as Columbia Management Advisors, LLC) and BACAP Distributors, LLC (now known as Columbia Management Distributors, Inc.) (collectively "BAC"), Nations Funds
Trust (now known as Columbia Funds Series Trust) and its Board of Trustees. On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (the "MDL"). Subsequently, additional related cases were transferred to the MDL. On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Nations Funds Trust, the Trustees, BAC and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Nations Funds Trust against BAC and others that asserts claims under federal securities laws and state common law. Nations Funds Trust is a nominal defendant in this action.

On February 25, 2005, BAC and other defendants filed motions to dismiss the claims in the pending cases. On December 15, 2005, BAC and others entered into a Stipulation of Settlement of the direct and derivative claims brought on behalf of the Nations Funds shareholders. The settlement is subject to court approval. If the settlement is approved, BAC would pay settlement administration costs and fees to plaintiffs' counsel as approved by the court. The stipulation has not yet been presented to the court for approval.


N-SAR Item 77H: Changes in Control of Registrant


Below are persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

Columbia Government Reserves Fund

As of August 31, 2009
Name of Person                   Ownership % of Series
Bank Of America Trustee          26.74%



As of February 28, 2009
Name of Person                   Ownership % of Series



Changes in Control Persons
                                        Date/Description of
                                        Transaction(s) Became
                                        a, or Ceased to be,
Name of Person   Ownership % of Series  Control Person



N-SAR Item 77H: Changes in Control of Registrant


Below are persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

Columbia MA Muni Reserves Fund

As of August 31, 2009
Name of Person                    Ownership % of Series
National Financial Services Corp. 30.34%



As of February 28, 2009
Name of Person                    Ownership % of Series



Changes in Control Persons
                                        Date/Description of
                                        Transaction(s) Became
                                        a, or Ceased to be,
Name of Person   Ownership % of Series  Control Person



N-SAR Item 77H: Changes in Control of Registrant


Below are persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

Columbia Treasury Reserves Fund

As of August 31, 2009
Name of Person                   Ownership % of Series
Bank Of America Securities       29.44%



As of February 28, 2009
Name of Person                   Ownership % of Series



Changes in Control Persons
                                        Date/Description of
                                        Transaction(s) Became
                                        a, or Ceased to be,
Name of Person   Ownership % of Series  Control Person


Item 77I/77Q1(d) - Terms of new or amended securities:

Columbia Cash Reserves

On April 21, 2009, a Form Type 497, Accession No. 0001193125-09-083275,
which included a supplement to the registration statement of Columbia Funds Series Trust was filed with the SEC. This supplement discloses that, effective June 22, 2009 (the "Closing Date"), Class B shares of Columbia Cash Reserves (the "Fund") will be closed to purchase activity, with the exception of dividend reinvestment and exchanges from existing investors in the Fund's Class B shares as outlined below:
Effective on or about June 22, 2009 (the "Closing Date"), the Fund will no longer accept investments in Class B shares from new or existing investors, except from existing investors through Qualifying Transactions (as defined below). Shareholders with investments in Class B shares as of the Closing Date may continue to hold such shares until they convert to Class A shares. All Class B share characteristics, including the Rule 12b-1 distribution and service fees, contingent deferred sales charge (CDSC) schedule and conversion feature, remain unchanged.

On and after the Closing Date, the Fund will only offer Class B shares to existing investors and only through the following two types of transactions (collectively, "Qualifying Transactions"):

1.	Dividends and/or capital gain distributions may continue to be reinvested in Class B shares of the same Fund.

2.	Shareholders invested in Class B shares of a Fund may exchange those shares for Class B shares of other Funds offering such shares.

Any initial purchase request for a Fund's Class B shares will be rejected (other than through a Qualifying Transaction that is an exchange transaction).

Except for Qualifying Transactions and as described in the following paragraph, on and after the Closing Date, a Fund will treat any additional purchase requests for the Fund's Class B shares by an existing Class B shareholder, including those made through an active systematic investment plan or payroll deduction plan, to be purchase requests for Class A shares, without regard to the normal investment minimum for Class A shares. These investments will be subject to any applicable sales load for Class A shares. As described in a Fund's prospectus, for purposes of determining the applicable sales load, the value of an investor's account will be deemed to include the value of all applicable shares in eligible accounts, including a Class B share account. See the section within a Fund's prospectus entitled Choosing a Share Class - Class A Shares - Front-end Sales Charge for additional information. Investors should also consult their financial advisors for more information regarding Class A shares of the Fund.

Additional purchase requests for a Fund's Class B shares by an existing Class B shareholder, submitted by such shareholder's financial intermediary through the National Securities Clearing Corporation (the "NSCC"), will be rejected due to operational limitations of the NSCC. Investors should consult their financial advisor if they wish to invest in a Fund by purchasing a share class of the Fund other than Class B shares.


Exhibit for Sub-Item 77N of Form N-SAR

Actions Required to be Reported Pursuant to Rule 2a-7

Among other things, Rule 2a-7(c)(10)(vii) requires that Columbia Funds Series Trust on behalf of Columbia Cash Reserves (the "Fund") file an exhibit to Form N-SAR describing with specificity the nature and circumstances of any action taken during the reporting period pursuant to Rule 2a-7(c)(6)(ii) with respect to defaulted securities and events of insolvency. In addition, the Fund is required to report any securities it holds on the final day of the reporting period that are not Eligible Securities.


Defaulted Securities and Events of Insolvency for Which Action Was Taken During the Period:

Wickersham Issuer Entity, LLC ("Wickersham")

Circumstances:  Wickersham

On May 14, 2009, the maturity date, Wickersham failed to pay principal and interest due with respect to its notes (the "Notes"). As a result, Wickersham was in payment default with respect to the Notes. The maturity date of the Notes was subsequently extended to June 13, 2010.

Actions Taken:  Wickersham

On June 1, 2009, the Board of Trustees of the Fund held a Board meeting at which the Board considered the fact that, among other developments, Wickersham was in default with respect to the Notes. In accordance with the Fund's investment adviser's analysis and recommendation, the Board unanimously resolved to continue to hold the Notes, finding that the disposition of the Notes would not be in the best interest of the Fund's shareholders at that time.

Securities Held on the Final Day of the Reporting Period that Are Not Eligible Securities:

Axon Financial Funding LLC
Issuer Entity, LLC
Victoria Finance LLC
Wickersham Issuer Entity LLC
Lehman Brothers Holdings, Inc.


Exhibit for Sub-Item 77N of Form N-SAR

Actions Required to be Reported Pursuant to Rule 2a-7

Among other things, Rule 2a-7(c)(10)(vii) requires that Columbia Funds Series Trust on behalf of Columbia Money Market Reserves (the "Fund") file an exhibit to Form N-SAR describing with specificity the nature and circumstances of any action taken during the reporting period pursuant to Rule 2a-7(c)(6)(ii) with respect to defaulted securities and events of insolvency. In addition, the Fund is required to report any securities it holds on the final day of the reporting period that are not Eligible Securities.

Defaulted Securities and Events of Insolvency for Which Action Was Taken During the Period:

There were no new defaulted securities or events of insolvency for which Board action was taken during the reporting period.

Securities Held on the Final Day of the Reporting Period that Are
Not Eligible Securities:

Axon Financial Funding LLC